Exhibit 99.1




             THE CLASSICA GROUP, INC. REQUESTS VOLUNTARY DE-LISTING
                        FROM THE NASDAQ SMALL CAP MARKET

         October 21, 2003, Sayreville, New Jersey - The Classica Group, Inc. (currently NASDAQ: TCGI) today announced that it has requested a voluntary de-listing of its common stock from the Nasdaq SmallCap Market, effective prior to market opening October 23, 2003.

         The Company has taken this action because it does not believe that it will be able to satisfy Nasdaq's requirements for continued listing. As a result of the voluntary de-listing, the Company expects that its common stock will be eligible for quotation in the over-the-counter market.

         The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sales prices, and volume information in over-the-counter securities.

For information contact:

W. Raymond Felton, Esq. 732-549-5600